EXHIBIT 99.1

SHAREHOLDERS OF THE PEPSI BOTTLING GROUP
APPROVE MERGER WITH PEPSICO

SOMERS, N.Y., FEBRUARY 17, 2010 – Shareholders of The Pepsi Bottling Group, Inc. (NYSE: PBG) today voted overwhelmingly to adopt the Agreement and Plan of Merger dated as of August 3, 2009, among PBG, PepsiCo and a wholly owned subsidiary of PepsiCo. The Company has now received all necessary shareholder approvals to proceed with the PepsiCo transaction. PepsiCo and PBG hope to complete the transaction, which remains subject to regulatory approvals and the satisfaction of other customary closing conditions, by the end of February 2010.

At today’s shareholder meeting, more than 99 percent of the votes cast by holders of PBG common stock voted in favor of the proposal to adopt the merger agreement. In addition, the holders of more than 81 percent of the voting power of the outstanding shares of PBG common stock and Class B common stock voted in favor of the proposal to adopt the merger agreement.

Under the terms of the merger agreement, PBG shareholders have the option to elect either $36.50 in cash or 0.6432 shares of PepsiCo common stock for each share of PBG, subject to proration such that the aggregate consideration to be paid to PBG shareholders shall be 50 percent cash and 50 percent PepsiCo common stock.

About PBG
The Pepsi Bottling Group, Inc. is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages with annual sales of over $13 billion. With approximately 65,000 employees worldwide, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. For more information, visit the Company’s website at www.pbg.com.

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Forward-Looking Statement:
Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve risks and uncertainties that could cause actual performance or results to materially differ. Such risks and uncertainties include, but are not limited to: risks associated with our pending merger with PepsiCo, including satisfaction of the conditions of the pending merger, contractual restrictions on the conduct of our business included in the merger agreement, and the potential for loss of key personnel, disruption of our sales and operations and any impact on our relationships with third parties as a result of the pending merger; PepsiCo’s ability to affect matters concerning us through its equity ownership of PBG, representation on our Board and approval rights under our Master Bottling Agreement; material changes in expected levels of bottler incentive payments from PepsiCo; material changes from expectations in the cost or availability of ingredients, packaging materials, other raw materials or energy; an inability to achieve strategic business plan targets; material changes in capital investment for infrastructure and an inability to achieve the expected timing for returns on cold-drink equipment and related infrastructure expenditures; an inability to successfully integrate acquired businesses or to meet projections for performance in newly acquired territories; loss of key members of management; and changes in laws and regulations governing the manufacture and sale of food and beverages (including taxes on sweetened beverages), the environment, transportation, employee safety, labor and government contracts. For additional information on these and other risks and uncertainties that could cause PBG’s actual results to materially differ from those set forth herein, please see PBG’s Securities and Exchange Commission reports, including PBG’s annual report on Form 10-K for the year ended December 27, 2008. PBG undertakes no obligation to update any of the forward-looking statements set forth herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.

Contact:	Jeff Dahncke 914-767-7690 jeff.dahncke@pepsi.com